State of Delaware Secretary of State Division of Corporations Delivered 08:33 PM 01/28/2004 FILED 08:13 PM 01/28/2004 SRV 040061130 - 2427225 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRICESMART, INC.

PRICESMART, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by action taken at a duly noticed meeting, adopted a resolution proposing and declaring advisable that the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have the authority of issue is 22,000,000, which shall consist of 20,000,000 shares of Common Stock, each having a par value of $.0001 (the “Common Stock”), and 2,000,000 shares of Preferred Stock, each having a par value of $.0001 (the “Preferred Stock”).”

SECOND: That pursuant to resolutions of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

THIRD: That the aforesaid amendment has been duly adopted in accordance with the applicable provisions of Sections 242 and 222 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 28th day of January, 2004.

By:	/s/ ROBERT M. GANS

Robert M. Gans
Executive Vice President, Secretary and General Counsel